As filed with the Securities and Exchange Commission on May 12, 2025

Registration No. 333-226210

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VEREN INC.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Suite 2000, 585-8th Avenue S.W.

Calgary, Alberta T2P 1G1

(Address, including zip code, of Registrant’s principal executive offices)

Crescent Point Energy Corp. Stock Option Plan

Crescent Point Energy Corp. Restricted Share Bonus Plan

(Full titles of the plans)

CT Corporation System

28 Liberty Street

New York, New York 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

COPIES TO:

Tim Richardson General Counsel Whitecap Resources Inc. 3800, 525 – 8th Avenue S.W. Calgary, Alberta T2P 1G1 Canada (403) 266-0767	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario M5K 1J3 Canada (416) 504-0520

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Veren Inc. (f/k/a Crescent Point Energy Corp.), a corporation governed by the laws of the Province of Alberta (“Veren”, or, the “Registrant”):

●	Registration Statement No. 333-226210, filed on July 17, 2018, registering 28,125,919 Veren common shares (the “Veren Common Shares”) under the Crescent Point Energy Corp. Stock Option Plan and Crescent Point Energy Corp. Restricted Share Bonus Plan.

Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (Alberta), effective May 12, 2025, Whitecap Resources Inc., a corporation governed by the laws of the Province of Alberta (“Whitecap”), acquired all of the issued and outstanding common shares of the Registrant pursuant to a business combination agreement dated March 9, 2025, by and among Whitecap and the Registrant.

As a result of the Arrangement, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 12th day of May, 2025.

VEREN INC.

By:	/s/ Thanh Kang
Name:	Thanh Kang
Title:	President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to Form S-8 Post-Effective Amendment]

2